                  PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                      THE SECURITIES EXCHANGE ACT OF 1934

                               (AMENDMENT NO. 1)


FILED BY THE REGISTRANT [X]       FILED BY A PARTY OTHER THAN THE REGISTRANT [ ]
--------------------------------------------------------------------------------

Check the appropriate box:
[ ] Preliminary Proxy Statement
[X] Definitive Proxy Statement
[ ] Definitive Additional Materials
[ ] Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                      AMERICAN SUPERCONDUCTOR CORPORATION
                (Name of Registrant as Specified In Its Charter)

                      AMERICAN SUPERCONDUCTOR CORPORATION
                   (Name of Person(s) Filing Proxy Statement)

PAYMENT OF FILING FEE (CHECK THE APPROPRIATE BOX):
[ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
[ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3)
[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

   1) Title of each class of securities to which transaction applies:

   2) Aggregate number of securities to which transaction applies:

   3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

   4) Proposed maximum aggregate value of transaction:

   5) Total fee paid:

[ ] Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

   1) Amount Previously Paid:

   2) Form, Schedule or Registration Statement No.:

   3) Filing Party:

   4) Date Filed:
--------------------------------------------------------------------------------

                      AMERICAN SUPERCONDUCTOR CORPORATION
                              TWO TECHNOLOGY DRIVE
                          WESTBOROUGH TECHNOLOGY PARK
                        WESTBOROUGH, MASSACHUSETTS 01581

                  Notice of Annual Meeting of Stockholders to
                      be Held on Friday, September 5, 1997

     The Annual Meeting of Stockholders of American Superconductor Corporation (the "Company") will be held at the offices of the Company, Two Technology Drive, Westborough Technology Park, Westborough, Massachusetts 01581 on Friday, September 5, 1997 at 9:00 a.m., local time, to consider and act upon the following matters:

     1.  To elect directors for the ensuing year.

     2. To approve the 1997 Director Stock Option Plan, as described in the Proxy Statement.

     3. To ratify the selection by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year.

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     Stockholders of record at the close of business on July 24, 1997 will be entitled to notice of and to vote at the meeting or any adjournment thereof. The stock transfer books of the Company will remain open.

                                          By Order of the Board of Directors,

                                          Roland Lefebvre, Secretary
Boston, Massachusetts
July 29, 1997

     WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE AND SIGN THE ENCLOSED PROXY AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE IN ORDER TO ENSURE REPRESENTATION OF YOUR SHARES. NO POSTAGE NEED BE AFFIXED IF THE PROXY IS MAILED IN THE UNITED STATES.

                      AMERICAN SUPERCONDUCTOR CORPORATION
                              TWO TECHNOLOGY DRIVE
                          WESTBOROUGH TECHNOLOGY PARK
                        WESTBOROUGH, MASSACHUSETTS 01581

             Proxy Statement for the Annual Meeting of Stockholders
                        to be Held on September 5, 1997

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of American Superconductor Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on September 5, 1997 and at any adjournment of that meeting. All executed proxies will be voted in accordance with the stockholders' instructions, and if no choice is specified, executed proxies will be voted in favor of the matters set forth in the accompanying Notice of Meeting. Any proxy may be revoked by a stockholder at any time before its exercise by delivery of written revocation or a subsequently dated proxy to the Secretary of the Company or by voting in person at the Annual Meeting.

     On July 24, 1997, the record date for the determination of stockholders entitled to vote at the Annual Meeting, there were outstanding and entitled to vote an aggregate of 11,594,484 shares of Common Stock of the Company (constituting all of the voting stock of the Company). Holders of Common Stock are entitled to one vote per share.

     The Company's Annual Report for the fiscal year ended March 31, 1997 ("fiscal 1997") will be mailed to stockholders, along with these proxy materials, on or about August 7, 1997.


     A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED MARCH 31, 1997 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, EXCEPT FOR EXHIBITS, WILL BE FURNISHED WITHOUT CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST TO THE SECRETARY OF THE COMPANY, TWO TECHNOLOGY DRIVE, WESTBOROUGH TECHNOLOGY PARK, WESTBOROUGH, MASSACHUSETTS 01581.


VOTES REQUIRED

     The holders of a majority of the shares of Common Stock outstanding and entitled to vote at the Annual Meeting shall constitute a quorum for the transaction of business at the Annual Meeting. Shares of Common Stock represented in person or by proxy (including shares which abstain or do not vote with respect to one or more of the matters presented for stockholder approval) will be counted for purposes of determining whether a quorum is present at the Annual Meeting.

     The affirmative vote of the holders of a plurality of the shares of Common Stock voting on the matter is required for the election of directors, and the affirmative vote of a majority of the shares of Common Stock voting on the matter is required for the approval of the 1997 Director Stock Option Plan and the ratification of the selection by the Board of Directors of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current year.

     Shares which abstain from voting as to a particular matter, and shares held in "street name" by brokers or nominees who indicate on their proxies that they do not have discretionary authority to vote such shares as to a particular matter, will not be counted as votes in favor of such matter, and will also not be counted as shares voting on such matter. Accordingly, abstentions and "broker non-votes" will have no effect on the voting on matters (such as the matters being presented for stockholder approval at this meeting) that require the affirmative vote of a plurality or a majority of the shares voting on the matter.

BENEFICIAL OWNERSHIP OF COMMON STOCK

     The following table sets forth the beneficial ownership of the Company's Common Stock as of April 30, 1997 by (i) each person who is known by the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) by each director or nominee for director, (iii) by each of the executive officers named in the Summary Compensation Table set forth under the caption "Executive Compensation" below (the "Senior Executives"), and (iv) by all current directors and executive officers as a group:

                                                                 NUMBER OF SHARES    PERCENTAGE OF
                                                                   BENEFICIALLY       COMMON STOCK
                        BENEFICIAL OWNER                             OWNED(1)        OUTSTANDING(2)
---------------------------------------------------------------- ----------------    --------------
Five Percent Shareholders

CHARTH (Compagnie Holding D'Applications et de Realisations
  Thermiques et Hydrauliques) S.A., a subsidiary of Electricite
  de France.....................................................     1,000,000          8.6   %

Stanley Druckenmiller...........................................       742,000(3)       6.4   %

Directors or Nominees

Gregory J. Yurek................................................       450,062(4)       3.9   %
John B. Vander Sande............................................       129,562(5)       1.2   %
Peter O. Crisp..................................................        64,603(6)        *
Frank Borman....................................................        28,500(7)        *
George W. McKinney, III.........................................        22,000(8)        *
Richard Drouin..................................................        11,000(9)        *
Albert J. Baciocco, Jr..........................................             0           *
Gerard Menjon...................................................             0(10)       *
Andrew G.C. Sage, II............................................        35,000(11)       *

Other Senior Executives

Alexis P. Malozemoff............................................       164,250(12)      1.4   %
Gero Papst......................................................        89,000(13)       *
Ramesh L. Ratan.................................................        57,000(14)       *
Roland E. Lefebvre..............................................        20,000(15)       *
All current directors and executive officers as a group (17
  persons)......................................................     1,132,714(16)      9.8   %

---------------
  *  Less than 1%.

 (1) The inclusion of any shares of Common Stock deemed beneficially owned does not constitute an admission of beneficial ownership of those shares. In accordance with the rules of the Securities and Exchange Commission, each stockholder is deemed to beneficially own any shares subject to stock options that are currently exercisable or exercisable within 60 days after April 30, 1997, and any reference below to shares subject to outstanding stock options held by the person in question refers only to such stock options.

 (2) Number of shares deemed outstanding includes 11,571,727 shares outstanding as of April 30, 1997, plus any shares subject to outstanding stock options held by the person in question.

 (3) Mr. Druckenmiller, as the Lead Portfolio Manager of Soros Fund Management LLC, the principal investment advisor to Quantum Partners LDC ("Quantum"), and as the sole managing member of Duquesne Capital Management L.L.C., a discretionary investment advisor to a limited number of institutional clients (the "Duquesne Clients"), may be deemed to be the beneficial owner of the shares of Common Stock of the Company held for the accounts of Quantum and the Duquesne Clients.

Information is derived from a Schedule 13D filed with the Securities and Exchange Commission on January 8, 1997.

 (4) Includes 13,762 shares held by Dr. Yurek's wife and minor children and 303,500 shares subject to outstanding stock options.

 (5) Includes 33,000 shares subject to outstanding stock options.

 (6) Includes (i) 3,000 shares held by Mr. Crisp's wife and (ii) 33,000 shares subject to outstanding stock options. Mr. Crisp disclaims beneficial ownership of the shares held by his wife.

 (7) Includes 25,500 shares subject to outstanding stock options.

 (8) Comprised of 22,000 shares subject to outstanding stock options.

 (9) Comprised of 11,000 shares subject to outstanding stock options.

(10) Does not include any shares beneficially owned by CHARTH, a subsidiary of Electricite de France, of which Mr. Menjon is an executive officer.

(11) Comprised of 35,000 shares owned by a limited partnership of which Mr. Sage is the general partner.

(12) Includes (i) 3,000 shares held by a trust of which Dr. Malozemoff is the co-trustee and (ii) 150,750 shares subject to outstanding stock options.

(13) Comprised of 89,000 shares subject to outstanding stock options.

(14) Includes 55,000 shares subject to outstanding stock options.

(15) Comprised of 20,000 shares subject to outstanding stock options.

(16) Includes 805,839 shares subject to outstanding stock options.


                             ELECTION OF DIRECTORS

     The persons named in the enclosed proxy will vote to elect as directors the eight nominees named below, all of whom are presently directors of the Company, unless authority to vote for the election of any or all of the nominees is withheld by marking the proxy to that effect. All of the nominees have indicated their willingness to serve, if elected, but if any should be unable or unwilling to serve, proxies may be voted for a substitute nominee designated by the Board of Directors. Each director will be elected to hold office until the next annual meeting of stockholders (subject to the election and qualification of his successor and to his earlier death, resignation or removal).

NOMINEES

     Set forth below, for each nominee, are his name and age, his positions with the Company, his principal occupation and business experience during the past five years and the year of the commencement of his term as a director of the
Company:

     GREGORY J. YUREK, age 50, co-founded the Company in 1987 and has been President since March 1989, Chief Executive Officer since December 1989 and Chairman of the Board since October 1991. Prior to joining the Company, Dr. Yurek was a Professor of Materials Science and Engineering at MIT for 13 years. Dr. Yurek has been a director of the Company since 1987.

     ALBERT BACIOCCO, age 66, has been the President of The Baciocco Group, Inc., a technical and management consulting practice, since 1987 when he retired as Vice Admiral from the U.S. Navy after 34 years of distinguished service. Mr. Baciocco is a director of Honeywell, Inc. Mr. Baciocco is also a consultant to the Company. Mr. Baciocco has been a director of the Company since April 1997.

     FRANK BORMAN, age 69, has been Chairman of the Board of DBT Online Inc., an online provider of integrated database servers and related reports, Chairman of the Board of AutoFinance Group, Inc., an automotive finance company, since December 1993 and Chief Executive Officer and President of Patlex Corporation, a company engaged in enforcing and exploiting laser-related patents, since 1989. From 1976 to 1986, Mr. Borman was Chairman and Chief Executive Officer of Eastern Airlines, Inc. Mr. Borman was the Commander of the Apollo 8 Mission in 1968 and retired from the Air Force in 1970. Mr. Borman is a director of Outboard Marine Corporation, The Home Depot, Inc. and Thermo Instrument Systems. Mr. Borman is also a consultant to the Company. Mr. Borman has been a director of the Company since 1992.

     PETER O. CRISP, age 64, has been a General Partner of Venrock Associates, a venture capital firm based in New York, since 1969. Mr. Crisp is also a director of Evans & Sutherland Computer Corporation, Long Island Lighting Co., Thermedics, Inc., Thermo Electron Corporation, Thermo Power Corporation, ThermoTrex Corporation and United States Trust Corporation. Mr. Crisp has been a director of the Company since 1987.


     RICHARD DROUIN, age 65, has been a partner at McCarthy Tetrault, a law firm based in Montreal, Canada, since December 1995. Mr. Drouin is also Vice Chairman of Morgan Stanley Canada. Mr. Drouin was the Chairman and Chief Executive Officer of HydroQuebec, a power company based in Canada, from April 1988 to September 1995. Mr. Drouin is a director of Abitibi Price Inc., CT Financial Services Inc., Provigo Inc., Stelco Inc., Coca-Cola Beverages Inc., Tele-Metropole Inc. and Memotec Communications Inc. Mr. Drouin is also a consultant to the Company. Mr. Drouin has been a director of the Company since February 1996.


     GERARD MENJON, age 48, has been Executive Vice President, Head of the Research and Development Division, of Electricite de France, the French public electric utility ("EDF"), since December 1994 and was the Senior Vice President, Business Development, of EDF from February 1992 to November 1994. Mr. Menjon has been a director of the Company since April 1997.

     ANDREW G.C. SAGE, II age 71, has been President of Sage Capital Corporation since December 1993 and was the President and Chief Executive Officer of Robertson Ceco Corporation, a metal buildings manufacturing company, from November 1992 to December 1993. From late 1991 to the present, Mr. Sage has been a member of the Board of Directors and a consultant to Computervision Corporation. In addition, Mr. Sage serves as Chairman of the Board of Robertson Ceco Corporation. Mr. Sage has been a director of the Company since April 1997.

     JOHN B. VANDER SANDE, age 53, co-founded the Company. He has been a professor at MIT specializing in the microstructure of materials since 1971 and became Associate Dean of Engineering at MIT in 1992. Dr. Vander Sande is also a consultant to the Company. Dr. Vander Sande has been a director of the Company since 1990.

     In addition, George McKinney is currently a director but is not being nominated for reelection. Dr. McKinney has been President and Chief Executive Officer of GelSciences, Inc., a venture-backed chemicals company, since September 1992 and a Managing Director of Beacon Venture Management since January 1990. Dr. McKinney served as President of the Company from its founding until March 1989 and as Chairman of the Board from its founding until December 1989. Dr. McKinney is also a director of Integra Life Sciences Corporation. Dr. McKinney has been a director of the Company since 1987.

BOARD AND COMMITTEE MEETINGS


     The Company has a standing Audit Committee of the Board of Directors, which provides the opportunity for direct contact between the Company's independent auditors and the Board. The Audit Committee did not meet during fiscal 1997; it held a meeting on June 3, 1997. The current Audit Committee members are Dr. Vander Sande (Chairman) and Dr. McKinney. A successor to Dr. McKinney will be appointed upon the completion of his term as director.

     The Company has a standing Compensation Committee of the Board of Directors, which makes compensation decisions regarding the officers of the Company, provides recommendations to the Board regarding compensation programs of the Company and administers and authorizes stock option grants under the 1987 Stock Plan, the 1993 Stock Option Plan, the 1994 Director Stock Option Plan, the 1996 Stock Incentive Plan, and, if it is approved, will administer and authorize stock options under the 1997 Director Stock Option Plan. The Compensation Committee met four times during fiscal 1997. The current members of the Compensation Committee are Mr. Crisp (Chairman), Dr. Vander Sande and Mr. Drouin.

     The Board of Directors met eight times during fiscal 1997. Each director attended at least 75% of the aggregate of the number of Board meetings and the number of meetings held by all committees on which he then served.

DIRECTORS' COMPENSATION

     Directors of the Company currently receive no compensation for their services as directors, other than through the grant of options under previous director stock option plans and, if it is approved, the 1997 Director Stock Option Plan (the "1997 Director Plan").

     Pursuant to the 1997 Director Plan, upon the approval of the 1997 Director Plan by the stockholders, each director of the Company who is not an employee of the Company or any subsidiary (an "Outside Director") shall be granted an option to purchase 40,000 shares of Common Stock of the Company, provided that any options granted to such Outside Director pursuant to another director stock option plan of the Company are vested completely or that the Outside Director has not yet been granted such other options. If such other options are not completely vested, the grant shall be made automatically on the first business day after such other options are completely vested. In addition, each Outside Director of the Company who is initially elected to the Board of Directors after the date of the 1997 Annual Meeting shall be granted an option to purchase 40,000 shares of Common Stock upon his or her initial election to the Board of Directors. Each option granted under the 1997 Director Plan has an exercise price equal to the fair market value of the Common Stock on the date of grant. Options granted under the 1997 Director Plan become exercisable in equal annual installments over a four-year period. Notwithstanding these vesting schedules, all outstanding options under the 1997 Director Plan become exercisable in full in the event of an "Acquisition Event" (as defined in the 1997 Director Plan). The term of each option granted under the 1997 Director Plan is ten years, provided that, in general, an option may be exercised only while the director continues to serve as a director of the Company or within 60 days thereafter.

     Mr. Borman was paid $6,000 during fiscal 1997 as consideration for consulting services provided to the Company pursuant to a consulting agreement with the Company under which the Company will pay Mr. Borman $500 per month until the agreement is terminated by either party upon notice. Dr. Vander Sande was paid $12,300 during fiscal 1997 for consulting services provided to the Company pursuant to a consulting agreement with the Company under which the Company will pay Dr. Vander Sande $1,100 per month until the agreement is terminated by either party upon notice. Mr. Drouin was paid $18,000 during fiscal 1997 for consulting services provided to the Company pursuant to a consulting agreement with the Company. Under this agreement, the Company pays Mr. Drouin $1,500 per month until the agreement is terminated by either party upon notice. The Baciocco Group, Inc., a consulting practice owned by Mr. Baciocco, was paid $7,500 during fiscal 1997 as consideration for consulting services provided to the Company pursuant to a consulting agreement with the Company under which the Company will pay The Baciocco Group, Inc. $2,500 per quarter until the agreement is terminated by either party upon notice.

EXECUTIVE COMPENSATION

  Summary Compensation

     The following table sets forth certain information concerning the compensation for each of the last three fiscal years of the Company's Chief Executive Officer and the Company's four other most highly compensated executive officers for fiscal 1997 (the Senior Executives).

                           SUMMARY COMPENSATION TABLE

                                                                          LONG-TERM
                                                                         COMPENSATION
                                                     ANNUAL              ------------
                                                COMPENSATION (1)          NUMBER OF
                                          ----------------------------      SHARES
                NAME AND                  FISCAL                          UNDERLYING     ALL OTHER
           PRINCIPAL POSITION              YEAR     SALARY      BONUS       OPTION      COMPENSATION
----------------------------------------  ------   --------     ------   ------------   ------------
Gregory J. Yurek........................   1997    $295,000         --       60,000       $208,439(2)
  President and Chief                      1996     295,000         --       80,000        106,334(3)
  Executive Officer                        1995     291,250         --      150,000          1,420(4)
Gero Papst..............................   1997     193,920(5)  12,550       10,000         12,928(6)
  Managing Director,                       1996     210,070(5)   8,125       25,000         14,058(6)
  American Superconductor                  1995     189,277(5)      --       15,000         12,050(6)
  Europe GmbH
Ramesh L. Ratan.........................   1997     190,000     12,535        5,000             --
  Chief Financial                          1996     190,000      7,600       25,000             --
  Officer, Treasurer and                   1995      45,429(7)      --      125,000         20,000(8)
     Secretary
Alexis P. Malozemoff....................   1997     183,000     16,713       10,000             --
  Chief Technical                          1996     183,000      7,320       20,000             --
  Officer                                  1995     175,500         --      117,500             --
Roland E. Lefebvre......................   1997     161,282(9)  30,000      110,000         50,000(10)
  Vice President,                          1996          --         --           --             --
  Marketing and Sales                      1995          --         --           --             --

---------------

 (1) In accordance with the rules of the Securities and Exchange Commission, other compensation in the form of perquisites and other personal benefits has been omitted because such perquisites and other personal benefits constituted less than the lesser of $50,000 or 10% of the total annual salary of the Senior Executive.

 (2) Represents the forgiveness of $206,744 (consisting of principal and associated interest) loaned by the Company to Dr. Yurek and $1,695 of insurance premiums paid by the Company for a term life insurance policy on Dr. Yurek. Dr. Yurek's wife is the beneficiary of this insurance policy.

 (3) Represents the forgiveness of $104,779 (consisting of principal and associated interest) loaned by the Company to Dr. Yurek and $1,555 of insurance premiums paid by the Company for a term life insurance policy on Dr. Yurek. Dr. Yurek's wife is the beneficiary of this insurance policy.

 (4) Represents insurance premiums paid by the Company for a term life insurance policy on Dr. Yurek. Dr. Yurek's wife is the beneficiary of this insurance policy.

 (5) The Company pays the salary of Dr. Papst in Deutschemarks. The salaries presented in U.S. dollars are calculated based on the average exchange rate of the Deutschemark for the relevant fiscal year.

 (6) Represents amounts contributed by the Company to Dr. Papst's pension plan as required by German law and insurance premiums paid by the Company for a life insurance policy on Dr. Papst. Dr. Papst's wife is the beneficiary of this insurance policy.

 (7) Mr. Ratan joined the Company in January 1995 and consequently received compensation only for a portion of the fiscal year ended March 31, 1995.

 (8) Constitutes a signing bonus paid to Mr. Ratan.

 (9) Mr. Lefebvre joined the Company in May 1996 and consequently received compensation only for a portion of the fiscal year ended March 31, 1997.

(10) Represents amount paid by the Company to Mr. Lefebvre for costs related to relocating to the Westborough, Massachusetts area.

  Option Grants

     The following table sets forth certain information concerning the stock options granted by the Company during fiscal 1997 to each of the Senior Executives.

                      OPTIONS GRANTED IN LAST FISCAL YEAR

                                              INDIVIDUAL GRANTS
                         -----------------------------------------------------------
                                          PERCENT                                              POTENTIAL REALIZABLE VALUE
                         NUMBER OF        OF TOTAL                                             AT ASSUMED ANNUAL RATES OF
                           SHARES         OPTIONS                                               STOCK PRICE APPRECIATION
                         UNDERLYING      GRANTED TO        EXERCISE                                FOR OPTION TERM(2)
                          OPTIONS       EMPLOYEES IN        PRICE         EXPIRATION          -----------------------------
   EXECUTIVE OFFICER      GRANTED       FISCAL YEAR      PER SHARE(1)        DATE                5%                 10%
------------------------ ----------     ------------     ------------     ----------          --------           ----------
Gregory J. Yurek........    60,000            7.8%          $ 9.75         3/07/2007          $367,903           $  932,339
Gero Papst..............    10,000            1.3%          $ 9.75         3/07/2007          $ 61,317           $  155,390
Ramesh L. Ratan.........     5,000             .7%          $ 9.75         3/07/2007          $ 30,659           $   77,695
Alexis P. Malozemoff....    10,000            1.3%          $ 9.75         3/07/2007          $ 61,317           $  155,390
Roland E. Lefebvre......   100,000           13.0%          $12.69         4/10/2006          $798,867           $2,022,459
                            10,000            1.3%          $ 9.75         3/07/2007          $ 61,317           $  155,390

---------------
(1) The exercise price per share of each option was equal to the fair market value per share of Common Stock on the date of grant. Options become exercisable over a five-year period and generally terminate 60 days following termination of the Senior Executive's employment with the Company or the expiration date, whichever occurs earlier.

(2) Amounts represent hypothetical gains that could be achieved for the respective options if exercised at the end of the option term. These gains are based on assumed rates of stock price appreciation of 5% and 10% compounded annually from the date the respective options were granted to their expiration date. The gains shown are net of the option exercise price, but do not include deductions for taxes or other expenses associated with the exercises of the option or the sale of the underlying shares. The actual gains, if any, on the exercises of stock options will depend on the future performance of the Common Stock, the optionholder's continued employment through the option period, and the date on which the options are exercised.

  Option Exercises and Holdings

     The following table sets forth certain information concerning each exercise of a stock option during fiscal 1997 by each of the Senior Executives and the number and value of unexercised options held by each of the Senior Executives on March 31, 1997.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                NUMBER OF SHARES OF
                                                              COMMON STOCK UNDERLYING      VALUE OF UNEXERCISED
                                  NUMBER OF                   UNEXERCISED OPTIONS AT       IN-THE-MONEY OPTIONS
                                   SHARES                         FISCAL YEAR-END          AT FISCAL YEAR-END(2)
                                 ACQUIRED ON      VALUE      -------------------------   -------------------------
             NAME                 EXERCISE     REALIZED(1)   EXERCISABLE/UNEXERCISABLE   EXERCISABLE/UNEXERCISABLE
-------------------------------  -----------   -----------   -------------------------   -------------------------
Gregory J. Yurek...............     60,000      $ 714,333         288,500/259,000                $850,125/0
Gero Papst.....................          0              0          86,000/61,500                        0/0
Ramesh L. Ratan................          0              0           5,000/100,000                       0/0
Alexis P. Malozemoff...........          0              0         118,050/109,700                 327,769/0
Roland E. Lefebvre.............          0              0               0/110,000                       0/0

---------------
(1) Represents the difference between the exercise price and the fair market value of the Common Stock on the date of exercise.

(2) Based on the fair market value of the Common Stock on March 31, 1997 ($8.375 per share), less the option exercise price.

EMPLOYMENT AGREEMENTS WITH SENIOR EXECUTIVES

     Dr. Yurek and Dr. Malozemoff are each party to an employment agreement with the Company. The term of each agreement commenced on December 4, 1991 and continues until terminated as follows: by the employee, at any time on or after December 4, 1992, upon at least 90 days prior notice; by the Company for cause (as defined in the employment agreement); by the Company without cause (in which case, for a 12-month period following the date of termination, the employee shall continue to receive his salary and other benefits and his stock options shall continue to vest); or as a result of the death or disability of the employee (in which case his stock options shall become immediately exercisable for the number of additional shares as to which it would have become exercisable if his employment had continued for an additional 12 months). Under the terms of each employment agreement, the employee agreed that, among other things, he will not engage in a business competitive with that of the Company until one year after the later of the termination of the employee's employment with the Company or the expiration of the one-year period during which the employee's compensation and benefits continue in the event of an employment termination without cause. The Company has the right to extend the period for which these restrictions remain in effect for an additional one-year period by continuing the employee's salary and benefits for this additional period.

     Dr. Papst is a party to an employment agreement with American Superconductor Europe GmbH, a wholly owned subsidiary of the Company ("ASC Europe"). The term of the agreement commenced on January 1, 1993 and continues until terminated as follows: by either party upon at least 12 months' notice; by ASC Europe if Dr. Papst is dismissed from his position as Managing Director of ASC Europe as a result of German corporate law; or by either party for cause (as defined in the employment agreement). Under the terms of the employment agreement, Dr. Papst agreed that he will not engage in a business competitive with that of the Company or ASC Europe until two years after the termination of the employment agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Dr. Vander Sande and Mr. Crisp, non-employee directors of the Company, each served on the Compensation Committee for all of fiscal 1997. Dr. McKinney, a non-employee director of the Company, served on the Compensation Committee until February 1997 and Mr. Drouin, a non-employee director of the Company, has served on the Compensation Committee since then. Dr. McKinney served as President of the Company from its founding until March 1989 and as Chairman of the Board from its founding until December 1989.

CERTAIN BUSINESS RELATIONSHIPS

     Between April 18, 1994 and November 1, 1994, the Company made a series of loans to Dr. Yurek in the aggregate amount of $650,000. These loans bear interest at rates ranging from 4.51% to 6.34% per annum, which in each case is based on the then Applicable Federal Rate as announced by the Internal Revenue Service for a loan of the applicable duration. These loans are secured by a pledge by Dr. Yurek's wife of her beneficiary interest in an insurance policy on the life of Dr. Yurek. By vote of the Compensation Committee at a meeting on May 12, 1995, the Company forgave $100,000 of the principal of the loans made on April 18, 1994, May 23, 1994 and August 19, 1994, and the associated interest and the remainder of the loans were consolidated. By vote of the Compensation Committee at a meeting on April 17, 1996, the Company forgave an additional $106,744 of the principal of the outstanding loan. $100,000 of principal was repaid on November 1, 1996. By vote of the Compensation Committee at a meeting held on May 2, 1997, the Company forgave an additional $100,000 of the principal of the outstanding loan. The principal and interest on the remaining loan are repayable on November 1, 1998.

     The Company has adopted a Code of Business Conduct which, among other things, prohibits its officers and employees from having any significant interest in an enterprise with whom the Company has material business dealings, or engaging in any business or financial activity that may conflict with that of the Company.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     This report addresses the compensation policies of the Company applicable to its officers during fiscal 1997. The Company's executive compensation program is administered by the Compensation Committee of the Board of Directors (the "Committee"), which is comprised of three non-employee directors. The Committee is responsible for determining the compensation package of each executive officer, including the Chief Executive Officer. In fiscal 1997, the Board of Directors did not modify in any material way or reject any action or recommendation of the Committee with respect to executive officer compensation.

     The objectives of the Committee in determining executive compensation are
(i) to recognize and reward exceptional performance by the Company's executives,
(ii) to provide incentive for high levels of current and future performance, and
(iii) to align the objectives and rewards of Company executives with those of the stockholders of the Company. The Committee believes that an executive compensation program that achieves these objectives will not only properly motivate and compensate the Company's current officers, including the Chief Executive Officer, but will enable the Company to attract other officers that may be needed by the Company in the future.

     The executive compensation program is implemented through three principal elements -- base salary, an annual incentive plan based on individual contributions to corporate success and stock option grants.

     In establishing the salary of officers, including the Chief Executive Officer, the Committee considers the individual performance of the officer, the performance of the Company as a whole, the nature of the individual's responsibilities, historic salary levels of the individual, and the median level of cash compensation paid to officers in comparable positions at other companies whose business and/or financial position is similar to that of the Company. For purposes of this comparison, the Committee considers the executive compensation of a range of public technology-oriented companies whose business, stage of development, financial position and/or recent financial performance are similar to that of the Company, as well as the companies included in the Peer Index in the Stock Performance Graph. The Committee has determined that the salaries paid to the Company's officers, including the Chief Executive Officer, are appropriately positioned relative to the median cash compensation levels for executives with comparable responsibilities in similar firms and the contributions of the individuals to the success of the firm.


     In 1996, the Committee implemented an annual incentive compensation plan for all officers, including the Chief Executive Officer. Awards under the plan reflect individual contributions to the achievement of predetermined Company objectives, including financial objectives, product development objectives, and marketing and business development objectives. At this stage of the Company's development, the Committee believes it is appropriate for officers to have a portion of their annual cash compensation dependent upon performance in that year, and the Committee may consider increasing the "at risk" portion of executive compensation over time. Bonuses were awarded for 1997 performance because the Company achieved key corporate objectives for the year including technical progress as exemplified by demonstrations of prototype power cables, motors and transformers, the successful negotiation of a key strategic relationship with a subsidiary of Electricite de France and the successful acquisition of Superconductivity, Inc.


     The Committee uses stock options as a significant element of the compensation package of the officers, including the Chief Executive Officer, because they provide an incentive to executives to maximize stockholder value, because they reward the officers only to the extent that stockholders also benefit, and because the vesting of the options (the options generally become exercisable in installments over a five-year period) serves as a means of retaining these officers. In making stock option grants to officers, the Committee considers the performance of the officer, the responsibilities of the officer, the executive's current stock or option holdings, and the median levels of long term incentives paid to officers with comparable responsibilities in similar companies, including the companies included in the Company's Peer Index in the Stock Performance Graph. It has been the practice of the Compensation Committee to fix the exercise price of options granted at 100% of the fair market value of the Common Stock on the date of grant.

     The Board of Directors recognizes that it is essential for officers of the Company to establish and maintain an ownership position in the Company. In order to ensure that this expectation is met, the Board of Directors has established guidelines relating to stock ownership and disposition for all officers under which an officer is strongly encouraged to establish and maintain ownership of shares in an amount directly proportional to the number of shares exercised. The Committee considers each officer's compliance with these guidelines in the establishment of ongoing option grants. All officers, including the Chief Executive Officer, are in compliance with this policy.

     In evaluating corporate and individual performance for the purposes of determining salary levels, awarding bonuses and granting stock options, the Committee considers the progress and success of the

Company with respect to matters such as product development, strategic alliances, and enhancement of the Company's patent and licensing position, as well as changes in scope of responsibility for specific individuals.

     The Committee also takes into account, to the extent it believes appropriate, the limitations on the deductibility of executive compensation imposed by Section 162(m) of the Internal Revenue Code in determining compensation levels and practices.
                                          COMPENSATION COMMITTEE

                                          Peter O. Crisp
                                          John B. Vander Sande
                                          Richard Drouin

                            STOCK PERFORMANCE GRAPH

     The following graph compares the cumulative total stockholder return on the Common Stock of the Company from March 31, 1992 to March 31, 1997 (the end of fiscal 1997) with the cumulative total return of (i) the CRSP Total Return Index for the Nasdaq Stock Market (U.S. Companies) (the "Nasdaq Index") and (ii) an index of five companies in a line of business similar to the Company's (the "Peer Index"). The Peer Index is comprised of Biomagnetic Technologies, Inc., Intermagnetic General Corporation, Superconductor Technologies, Inc., Conductus, Inc. and Illinois Superconductor Corporation. The Company believes these five companies are the only companies whose business is similar to that of the Company and whose stock has been publicly traded for at least one year. This graph assumes the investment of $100.00 on March 31, 1992 in the Company's Common Stock, the Nasdaq Index and the Peer Index, and assumes any dividends are reinvested. Measurement points are March 31, 1993, March 31, 1994 and March 31, 1995 and March 31, 1996 and March 31, 1997 (the Company's last five fiscal year ends).

                                         American
        Measurement Period            Superconductor                           NASDAQ Stock
      (Fiscal Year Covered)             Corporation         Peer Group         Market (U.S.)
Mar-92                                     100                 100                 100
Mar-93                                     111                 110                 115
Mar-94                                     193                 147                 124
Mar-95                                     165                 131                 138
Mar-96                                     117                 233                 187
Mar-97                                      70                 124                 208

                APPROVAL OF THE 1997 DIRECTOR STOCK OPTION PLAN

     On May 2, 1997, the Compensation Committee of the Board of Directors of the Company adopted, subject to stockholder approval, the 1997 Director Plan covering 240,000 shares of the Company's Common Stock.

     The purpose of the 1997 Director Plan is to encourage stock ownership in the Company by outside directors of the Company whose continued services are considered essential to the Company's future success and to provide them with a further incentive to remain as directors of the Company. THE BOARD OF DIRECTORS OF THE COMPANY BELIEVES THE 1997 DIRECTOR PLAN IS IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS, AND RECOMMENDS A VOTE IN FAVOR OF THIS PROPOSAL.


     The 1997 Director Plan is summarized below. This summary is qualified in all respects by reference to the full text of the 1997 Director Plan, copies of which are available upon request to the Secretary of the Company.


SUMMARY OF THE 1997 DIRECTOR PLAN

     A total of up to 240,000 shares of Common Stock may be issued upon the exercise of options granted under the 1997 Director Plan. Only Outside Directors of the Company shall be eligible to receive options under the 1997 Director Plan. The Company currently has eight Outside Directors (which number may change in the future). All options granted under the 1997 Director Plan will be non-statutory stock options not entitled to special tax treatment under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code.")

     The 1997 Director Plan provides for the automatic grant of stock options under the following circumstances: (i) an option to purchase 40,000 shares of Common Stock shall be granted automatically to each Outside Director upon the approval of the Plan by the stockholders of the Company, provided that any stock options previously granted to such Outside Director under another director stock option plan of the Company are vested completely or the Outside Director has not yet been granted an option, (ii) for Outside Directors whose stock options previously granted under a director stock option plan of the Company are not completely vested, an option to purchase 40,000 shares of Common Stock shall be granted automatically on the first business day following the date that such stock options are vested completely, and (iii) an option to purchase 40,000 shares of Common Stock shall be granted automatically to each Outside Director first elected to the Board after the approval of the 1997 Director Plan by the stockholders, upon the date of his or her initial election to the Board. The exercise price of each option granted under the 1997 Director Plan will be equal to the fair market value of the Common Stock on the date of grant. Each option will become exercisable (or "vest") in equal annual installments over the four year period following the date of grant, provided the optionee continues to serve as a director on such dates. In the case an Acquisition Event (as defined in the 1997 Director Plan) occurs, all outstanding options will become vested in full. In general, an optionee may exercise his or her option, to the extent vested, only while he or she is a director of the Company and for up to 60 days thereafter. Unexercised options expire ten years after the date of grant.

     The Board of Directors may suspend, discontinue or amend the 1997 Director Plan, provided, however, that without approval of the stockholders of the Company, no amendment may (i) increase the number of shares subject to the 1997 Director Plan, or (ii) effect any action which requires approval of the stockholders pursuant to the rules or requirements of the Nasdaq National Market or any other exchange on which the Common Stock of the Company is listed.

FEDERAL INCOME TAX CONSEQUENCES

     The following is a summary of the United States federal income tax consequences that generally will arise with respect to the grant and exercise of stock options under the Plan and with respect to the sale of Common Stock acquired under the Plan. It does not address the tax consequences that may arise with respect to any gift or disposition other than by sale of Common Stock acquired under the Plan.

     Tax Consequences to Participants. A participant will not recognize taxable income upon the grant of an option under the Plan. However, a participant will recognize ordinary compensation income upon the exercise of the option in an amount equal to the excess of the fair market value of the Common Stock acquired through the exercise of the option (the "Option Stock") on the exercise date over the exercise price.

     A participant will have a tax basis for any Option Stock equal to the exercise price plus any income recognized with respect to the option. Upon selling Option Stock, a participant generally will recognize capital gain or loss in an amount equal to the difference between the sale price of the Option Stock and the participant's tax basis in the Option Stock. This capital gain or loss will be a long-term capital gain or loss if the participant has held the Option Stock for more than one year prior to the date of the sale and will be a short-term capital gain or loss if the participant has held the Option Stock for a shorter period.

     Tax Consequences to the Company. The grant of a stock option under the Plan will have no tax consequences to the Company except that the Company generally will be entitled to a business-expense deduction with respect to any ordinary compensation income recognized by a participant under the Plan.

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected the firm of Coopers & Lybrand L.L.P. as the Company's independent auditors for the current fiscal year. Coopers & Lybrand L.L.P. has served as the Company's independent auditors since the Company's inception. Although stockholder approval of the Board of Directors' selection of Coopers & Lybrand L.L.P. is not required by law, the Board of Directors believes that it is advisable to give stockholders an opportunity to ratify this selection. If this proposal is not approved at the Annual Meeting, the Board of Directors may reconsider its selection of Coopers & Lybrand L.L.P.

     Representatives of Coopers & Lybrand L.L.P. are expected to be present at the Annual Meeting and will have the opportunity to make a statement if they desire to do so and will also be available to respond to appropriate questions from stockholders.

                                 OTHER MATTERS

     The Board of Directors does not know of any other matters which may come before the Annual Meeting. However, if any other matters are properly presented to the Annual Meeting, it is the intention of the persons named in the accompanying proxy to vote, or otherwise act, in accordance with their judgment on such matters.

     All costs of solicitation of proxies will be borne by the Company. In addition to solicitations by mail, the Company's directors, officers and employees, without additional remuneration, may solicit proxies by telephone, telegraph and personal interviews, and the Company reserves the right to retain outside agencies for the purpose of soliciting proxies. Brokers, custodians and fiduciaries will be requested to forward proxy soliciting material to the owners of stock held in their names, and, as required by law, the Company will reimburse them for their out-of-pocket expenses in this regard.

     Proposals of stockholders intended to be presented at the 1998 Annual Meeting of Stockholders must be received by the Company at its principal office in Westborough, Massachusetts not later than February 27, 1998 for inclusion in the proxy statement for that meeting.

  Section 16 Beneficial Ownership Reporting Compliance

     Robert Schwall, Vice President of Engineered Products, filed a Form 4 reporting the February 1996 grant of an option in April 1997, eleven months after the required filing date. Gerard Menjon, a director of the Company, filed a Form 3 on April 18, 1997, one day after the required filing date. The Company believes that during the fiscal year ended March 31, 1997, all other officers, directors and holders of 10% of the Company's Common Stock complied with all
Section 16(a) filing requirements.

                                          By Order of the Board of Directors,
                                          Roland Lefebvre, Secretary
July 29, 1997

     THE BOARD OF DIRECTORS HOPES THAT STOCKHOLDERS WILL ATTEND THE MEETING. WHETHER OR NOT YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. STOCKHOLDERS WHO ATTEND THE MEETING MAY VOTE THEIR STOCK PERSONALLY EVEN THOUGH THEY HAVE SENT IN THEIR PROXIES.

         PROXY                AMERICAN SUPERCONDUCTOR         PROXY
                                   CORPORATION


    PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD SEPTEMBER 5, 1997

   THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY


         The undersigned, revoking all prior proxies, hereby appoint(s) Gregory
J. Yurek, Roland Lefebvre and Patrick J. Rondeau, and each of them, with full power of substitution, as proxies to represent and vote, as designated herein, all shares of stock of American Superconductor Corporation (the "Company") which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of the Company to be held at the offices of the Company, Two Technology Drive, Westborough Technology Park, Westborough, Massachusetts 01581 on Friday, September 5, 1997, at 9:00 a.m., local time, and at any adjournment thereof (the "Meeting").

         In their discretion, the proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.

         This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR all proposals. Attendance of the undersigned at the meeting or at any adjournment thereof will not be deemed to revoke this proxy unless the undersigned shall revoke this proxy in writing or shall deliver a subsequently dated proxy to the Secretary of the Company or shall vote in person at the Meeting.

         PLEASE FILL IN, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
                          POSTAGE-PAID RETURN ENVELOPE.

1. To elect the following eight (8) directors (except as marked below) for the ensuing year.

NOMINEES: Gregory J. Yurek, Albert Baciocco, Frank Borman, Peter O. Crisp,
          Richard Drouin, Gerard Menjon, Andrew G.C. Sage, II and John B. Vander Sande


     /  / FOR all nominees                    /  / WITHHOLD authority to vote
          (except as marked below)                     for all nominees

     For all nominees except the following nominee(s):


--------------------------------------------------------------------------------

                 (Continued, and to be signed, on reverse side)

2. To approve the 1997 Director Stock Option Plan.

   /  /  FOR          /  /  AGAINST       /  /  ABSTAIN

3. To ratify the selection of Coopers & Lybrand L.L.P. as the Company's independent public accountants for the current fiscal year.

   /  /  FOR          /  /  AGAINST       /  /  ABSTAIN



                                    Dated......................, 1997


                                    .................................
                                                 Signature


                                    .................................
                                         Signature if held jointly

                                    Please sign exactly as name appears hereon.
                                    If the stock is registered in the names of two or more persons, each should sign. Executors, administrators, trustees, guardians, attorneys and corporate officers should add their titles.